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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF WILDMAN, HARROLD, ALLEN & DIXON]


                               January 21, 1994

BOULEVARD BANCORP, INC.
410 North Michigan Avenue
Chicago, IL 60611

THE SHAREHOLDERS OF BOULEVARD BANCORP, INC.
c/o Secretary
410 North Michigan Avenue
Chicago, IL 60611

Gentlemen:

  You have requested our opinion as to the federal income tax consequences of the merger (the "Merger") of BBI Acquisition Corp. ("Newco"), a wholly owned subsidiary of First Bank System, Inc. ("Parent"), into Boulevard Bancorp, Inc. ("Company"). The Merger will be effected pursuant to the Merger Agreement and Plan of Reorganization by and among Boulevard Bancorp, Inc., First Bank System, Inc. and BBI Acquisition Corp. (the "Agreement"), dated as of September 29, 1993.

  For purposes of our opinion, we have examined the Agreement and such other records, documents and instruments, and have considered such matters of law, as in our judgment were necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies and the authenticity of the originals of such copies. In addition, in rendering our opinion, we have relied on certain representations made to us by the management of Parent and Company. Although we have not independently investigated the accuracy of such representations, we are aware of no misstatement of a material fact contained therein or of any omission to state a material fact necessary to make the statements therein not misleading. Any failure of the representations to be accurate or any change after the date hereof in the law applicable to the Merger, could adversely affect our opinion.

  Based on the foregoing, it is our opinion that:

  (1) The merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");
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(2)  No gain or loss will be recognized by Company in the Merger;

(3) Pursuant to Section 354(a)(1) of the Code, each Company stockholder will recognize no gain or loss upon his exchange of Company Common Stock ($.04 par value per share) in the Merger for shares of Parent Common Stock ($1.25 par value per share) pursuant to the Agreement (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

(4) Pursuant to Section 358(a)(1) of the Code, each Company stockholder's basis in his Parent Common Stock received in the Merger in exchange for Company Common Stock will in the aggregate be the same as the aggregate basis of the Company Common Stock surrendered in exchange therefor (disregarding for this purpose any stock for which cash was received for fractional share interests to which they may be entitled); and

(5) Pursuant to Section 1223(1) of the Code, each Company stockholder's holding period for his Parent Common Stock received in the Merger will include the period during which the Company Common Stock surrendered in the Merger was held, provided that the Company Common Stock surrendered is held as a capital asset at the time of the Merger.

  This opinion relates solely to the federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law.

  We hereby consent to the use of this opinion as an Exhibit to Registration Statement No. 33-51383 on Form S-4 filed by First Bank System, Inc. and to the use of our name under the heading "Certain Federal Income Tax Consequences to Boulevard Shareholders" in the Prospectus/Proxy Statement included therein.

                                       Sincerely,

                                       WILDMAN, HARROLD, ALLEN
                                         & DIXON

                                       By: /s/ SHELDON P. MIGDAL
                                           -----------------------
                                           Sheldon P. Migdal

SPM/rlr